Exhibit 5.1

Gibson, Dunn & Crutcher LLP
200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

July 30, 2021

Welltower Inc.

4500 Dorr Street

Toledo, Ohio 43615

Re:	Welltower Inc.

Registration Statement on Form S-3 (File No. 333-255766)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3 (File No. 333-255766), as amended (the “Registration Statement”), of Welltower Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and the amendment dated July 30, 2021 to the prospectus supplement dated May 4, 2021 (the “Prospectus Supplement”) to the prospectus dated May 4, 2021 (the “Prospectus”), in connection with the offering by the Company of shares of common stock, $1.00 par value per share, of the Company having an aggregate offering price of up to $2,500,000,000 (the “Shares”). The Shares will be issued pursuant to (1) an Amended and Restated Equity Distribution Agreement entered into between the Company and each of (i) Robert W. Baird & Co. Incorporated, Barclays Capital Inc., BMO Capital Markets Corp., BNP Paribas Securities Corp., BNY Mellon Capital Markets, LLC, BofA Securities, Inc., BOK Financial Securities, Inc., Capital One Securities, Inc., Citigroup Global Markets Inc., Comerica Securities, Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Fifth Third Securities, Inc., Goldman Sachs & Co. LLC, Hancock Whitney Investment Services, Inc., Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Loop Capital Markets LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Regions Securities LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., Stifel, Nicolaus & Company, Incorporated, Synovus Securities, Inc., TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC as sales agents and forward sellers and (ii) the related forward purchasers on July 30, 2021, and (2) a Master Forward Sale Confirmation entered into between the Company and each of Robert W. Baird & Co. Incorporated, Barclays Capital Inc., BMO Capital Markets Corp., BNP Paribas, BNY Mellon Capital Markets, LLC, BofA Securities, Inc., BOK Financial Securities, Inc., Citigroup Global Markets Inc., Comerica Securities, Inc., Credit Agricole Securities (USA) Inc., Deutsche Bank Securities Inc., Fifth Third Securities, Inc., Goldman Sachs & Co. LLC, Jefferies LLC, J.P. Morgan Securities LLC, KeyBanc Capital Markets Inc., Loop Capital Markets LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, Scotia Capital (USA) Inc., SMBC Nikko Securities America, Inc., Stifel, Nicolaus & Company, Incorporated, TD Securities (USA) LLC, Truist Securities, Inc. and Wells Fargo Securities, LLC on May 4, 2021 or, in the case of the master forward sale confirmation to which BNP Paribas is a party, July 30, 2021.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, specimen common stock certificates and such other documents, corporate records, certificates of officers of the Company and of

Beijing ● Brussels ● Century City ● Dallas ● Denver ● Dubai ● Frankfurt ● Hong Kong ● Houston ● London ● Los Angeles ● Munich
New York ● Orange County ● Palo Alto ● Paris ● San Francisco ● São Paulo ● Singapore ● Washington, D.C.

Welltower Inc.

July 30, 2021

public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinion set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued against payment therefor as set forth in the Prospectus Supplement and according to the Prospectus, will be validly issued, fully paid and non-assessable.

The opinion expressed above is subject to the following exceptions, qualifications, limitations and assumptions:

A. The effectiveness of the Registration Statement under the Securities Act will not have been terminated or rescinded.

B. We render no opinion herein as to matters involving the laws of any jurisdictions other than the Delaware General Corporation Law (“DGCL”). This opinion is limited to the effect of the current state of the DGCL and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

C. We have assumed that all offers and sales of the Shares will comply with the minimum offering price limitation and pricing formula set forth in the authorization of the offering and sale of the Shares by the Company’s Board of Directors.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP